ORTHOLOGIC CORP.

               STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER
              WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

                    (In thousands, except per share amounts)



                                                         Three Months Ended
                                                              March 31,
                                                       ------------------------
                                                           1997        1996 (1)
                                                       ------------------------


Net income (loss)                                      $    (273)     $   935

Common shares outstanding at end of period                25,069       19,682

Adjustment to reflect weighted average for
shares issued during the period                              (31)        (164)

Adjustment to reflect assumed exercise
of outstanding stock options                                --          1,278
                                                       ----------------------

Weighted average number of common shares
outstanding                                               25,038       20,796
                                                       ======================


 Net income (loss) per weighted average
 number of common shares outstanding                   $   (0.01)     $  0.04
                                                       ======================

 (1) The share and per share amounts have been adjusted to reflect the Company's 2-for-1 stock split effected in the form of a 100% stock dividend in June 1996.